EXHIBIT 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Eastman Chemical Company

(Exact Name of Registrant as Specified in its Charter)

Table 1—Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity(2)	Common Stock, $0.01 par value per share	Other(3)	14,000,000 shares(2)	$109.48(3)	$1,532,720,000(3)	$92.70 per $1,000,000	$142,083.14

Total Offering Amounts					$1,532,720,000		$142,083.14

Total Fee Offsets							—

Net Fee Due							$142,083.14

(1)

In accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)

Consists of (i) 4,000,000 shares issuable under the Eastman Chemical Company 2017 Omnibus Stock Compensation Plan and (ii) 10,000,000 shares issuable under the Eastman Chemical Company 2021 Omnibus Stock Compensation Plan.

(3)

The proposed maximum offering price per share of $109.48 is estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act and is based upon the average of the high and low prices of the Registrant’s Common Stock as reported on the New York Stock Exchange on March 28, 2022.